Exhibit 10.2

SANDY SPRING BANCORP, INC.

2015 OMNIBUS INCENTIVE PLAN

EXECUTIVE OFFICER RESTRICTED STOCK AWARD AGREEMENT

(Time-Based Vesting)

This Restricted Stock Award Agreement (this “Agreement”) is made effective March 11, 2020 (the “Grant Date”) and evidences the Restricted Stock Award made to the Grantee indicated below by Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”) pursuant to the Company’s 2015 Omnibus Incentive Plan (the “Plan”) and the terms of this Agreement. Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

1.	Name of Grantee:

2.	Number of Shares Subject to Restricted Stock Award:	_____ shares of Common Stock (“Shares”), subject to adjustment pursuant to the Plan.

3.	Grant Date:	March 11, 2020.

4.	Vesting:	Except as otherwise provided herein, this Restricted Stock Award shall vest over a three-year period in equal annual installments commencing on the first day of April following the anniversary of the Grant Date and each April 1st thereafter (each such anniversary, an “Applicable Vesting Date”) and shall remain subject to transfer restrictions through each such Applicable Vesting Date.

		Shares	Applicable Vesting Date
April 1, 2021
April 1, 2022
April 1, 2023

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TERMS AND CONDITIONS

1.            Transfer Restriction. The unvested Shares subject to this Restricted Stock Award (“Award”) may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Plan or this Agreement. Additional Shares distributed to s Grantee in respect of this Award, as dividends or otherwise, shall be subject to the same restrictions applicable to this Award (the term “Award” shall also be deemed to include such other Shares). The Shares subject to this Award are registered in the name of Grantee and held with the Company’s stock transfer agent. The Company may direct its stock transfer agent to legend or place a stop transfer order on the Shares subject to this Award.

2.            Lapse of Transfer Restrictions. Except as provided in Section 3 below, the transfer restrictions set forth in Section 1 above shall lapse on the Applicable Vesting Date.

3.            Termination of Employment.

3.1            General. In the event of Grantee’s termination of employment prior to the Applicable Vesting Date for any reason other than as set forth in Sections 3.2 through 3.3, Shares subject to this Award that remain subject to transfer restrictions as of the date of such termination shall immediately and automatically be forfeited, surrendered and cancelled without consideration and without any further action by Grantee.

3.2            Death and Disability. In the event of Grantee’s termination of employment by reason of death or Disability all unvested Shares subject to this Award shall immediately vest. For purposes of this Agreement, “Disability” shall mean shall mean a physical or mental infirmity that results in Grantee becoming eligible for long-term disability benefits under the Company’s long-term disability plan or from the U.S. Social Security Administration.

3.3            Change in Control. Notwithstanding anything in the Plan to the contrary, unvested Shares subject to this Award shall not be subject to accelerated vesting and/or settlement or cash out upon a Change in Control, except to the extent that the definitive agreement evidencing a Change in Control provides for such accelerated vesting and/or settlement or cash out of unvested Shares granted under the Plan upon the Change in Control. If Grantee’s employment is terminated by the Company without Just Cause (as defined in Section 10(c) of the Plan) or by Grantee with Good Reason, in each case within the twenty-four (24) month period following a Change in Control, all unvested Shares subject to this Award shall immediately vest upon the termination of Grantee’s employment. “Good Reason” shall be deemed to exist at the time that any of the following events occurs without Grantee’s express written consent: (1) a material reduction in Grantee’s responsibilities or authority in connection with Grantee’s employment with the Company; (2) a material reduction in Grantee’s base salary; (3) a material reduction in Grantee’s incentive compensation and benefits; or (4) a requirement that Grantee’s principal business office be relocated by more than fifty (50) miles from his or her office, unless such relocated principal business office is closer to Grantee’s principal place of residence. Notwithstanding the forgoing, Grantee will only have Good Reason if Grantee provides notice to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after the Company’s receipt of such notice. If Grantee initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. Grantee’s failure to give timely notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Grantee’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

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4.            Tax Withholding. Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Award and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; or (b) authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to Grantee as a result of the vesting of the Award; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

5.            Nontransferability of Agreement. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, its subsidiaries and its affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6.            Privileges of Stock Ownership. Grantee shall have the rights of a stockholder with respect to the voting of the Shares subject to this Award and receipt of dividends paid by the Company. All dividends on the Shares shall be paid directly to Grantee, regardless of the vesting schedule set forth in this Agreement.

7.            No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the employ of, or to continue or establish any other relationship with, the Company, or limit in any way the right of the Company to terminate Grantee’s employment, with or without Just Cause.

8.            Adjustment. If any event described in Section 5(c) of the Plan occurs after the Grant Date and while the Award remains outstanding, the adjustment provisions as provided for under Section 5(c) of the Plan shall apply to the Award.

9.            Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Sandy Spring Bank Human Resources Department. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address on file with Sandy Spring Bank indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) days after deposit in the United States mail; one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

10.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

11.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to that body of law pertaining to choice of law or conflict of laws.

12.          Regulatory Matters/Compliance with Laws. In the event that the grant, exercise, lapse of restrictions, payment, settlement, or accrual of this Award or any term of this Award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, Section 18(k) of the Federal Deposit Insurance Act, as amended) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by Committee in its sole discretion, then the Committee may unilaterally modify the terms of this Award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of Grantee, such consent being given through Grantee’s acceptance of this Award. In addition, any Shares acquired by Grantee pursuant to this Agreement, or any proceeds from the disposition of any such shares, shall be subject to forfeiture and return to the Company to the extent required by a Governmental Restriction.

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13.            Clawback. This Award shall be subject to the clawback, recapture or recoupment policy, if any, that the Company may adopt from time to time and, in accordance with such policy, as in effect from time to time, may be subject to the requirement that any Shares issued pursuant to this Award be forfeited, reduced, or repaid to the Company after they have been distributed or paid to Grantee.

14.            Beneficiary. Grantee may file with the Company a written designation of a beneficiary on such form as prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Grantee’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Grantee, the beneficiary shall be deemed to be his or her spouse or, if Grantee is unmarried at the time of death, his or her estate.

15.            Section 409A. It is intended that the payments and benefits under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Grantee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code, yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Grantee. Notwithstanding anything to the contrary in this Agreement, to the extent that any payment (including Share delivery) is to be made upon a separation from service and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon Grantee’s death, if earlier).

16.            Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.

17.            Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and not shall constitute a part, of this Agreement.

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